Exhibit 99.1

News Release
Contacts:	U.S. Well Services
Josh Shapiro, Senior Vice President and CFO
(832) 562-3730
IR@uswellservices.com

Dennard Lascar Investor Relations
Zach Vaughan
(713) 529-6600
USWS@dennardlascar.com

U.S. Well Services Announces First Quarter 2022 Financial and Operational Results

HOUSTON – May 16, 2022 – U.S. Well Services, Inc. (the “Company”, “USWS,” “U.S. Well Services” or “we”) (NASDAQ: USWS) today reported first quarter 2022 financial and operational results.

First Quarter 2022 Highlights

•	Completed $21.5 million Term C Loan financing transaction as well as $25.0 million Registered Direct Offering of common equity and warrants
•	Reduced Term A Loan and Term B Loan (collectively the “Senior Secured Term Loan”) borrowings below $103 million, securing 1.0% cash interest and 4.125% PIK interest for remainder of 2022
•	Initiated operations in the Rockies out of the Company’s new Vernal, Utah facility
•	Averaged 4.4 fully-utilized fleets compared to 4.1 fully-utilized fleets during the fourth quarter of 2021
•	Total revenue of $41.2 million compared to $38.9 million in the fourth quarter of 2021
•	Net loss attributable to the Company of $25.7 million compared to net loss of $22.7 million in the fourth quarter of 2021
•	Adjusted EBITDA(1) of $(3.5) million compared to $(7.9) million in the fourth quarter of 2021
•	Reported annualized Adjusted EBITDA per fully-utilized fleet of $(3.2) million compared to $(7.8) million for the fourth quarter of 2021(2)
•	Total liquidity, consisting of cash, restricted cash and availability under the Company’s asset-backed revolving credit facility, was $49.6 million as of March 31, 2022

(1)	Each of Adjusted EBITDA and Adjusted EBITDA margin is a Non-GAAP financial measure. Please read “Non-GAAP Financial Measures.”
(2)

Adjusted EBITDA per fully-utilized fleet equivalent is defined as Adjusted EBITDA divided by the product of average active fleets during the quarter and the utilization rate for active fleets during the quarter.

“Despite the challenges we continued to face throughout much of the first quarter of 2022, I am proud of what our team accomplished,” commented Kyle O’Neill, the Company’s President and CEO.  “During the quarter, we began repositioning our fleet to work under new long-term contracts.  We also worked with several customers to restructure contracts allowing USWS to benefit from increasing activity levels and dampen the impact of inflationary pressures on our business.  On the financing side, we reduced our Senior Secured Term Loan borrowings below $103.0 million, allowing the Company to take advantage of 1.0% cash interest rates through the remainder of 2022, and also completed several strategic capital raising transactions to help fund capital expenditures related to our four newbuild Nyx Clean Fleets® on order.”

“Although our ongoing transition away from the conventional pressure pumping market has presented certain difficulties, I believe USWS has turned the corner, and that the Company should begin to demonstrate its ability to capitalize on improving market fundamentals.  As diesel prices reach all-time highs, the economic value proposition of our Clean Fleet® technology is stronger than ever.  We look forward to delivering industry leading fuel cost savings, emissions reductions and HSE performance for our customers as we continue to execute the transformation of U.S. Well Services.”

Outlook

During the first quarter of 2022, industry activity accelerated meaningfully, driven by increasing commodity prices and continued tightening in the supply of available hydraulic fracturing fleets.  The emergence of significant geopolitical risk following Russia’s invasion of Ukraine led to a sharp rise in both crude oil and natural gas prices.  Demand for pressure pumping services grew rapidly in response; however, the market currently lacks sufficient spare capacity to fully accommodate demand.  As a result, we have seen substantial improvements in prevailing market prices for service and equipment.  During the first quarter of 2022, U.S. Well Services commenced work with two fleets under new contracts, deployed an additional fleet under a dedicated pricing agreement, and successfully restructured commercial agreements to better reflect current market pricing.

While we are encouraged by these trends, the Company believes that significant operational challenges will persist throughout the remainder of 2022.  Shortages of experienced personnel and critical materials, coupled with inflation across multiple areas of the supply chain will continue to impact activity and profitability levels.  U.S. Well Services is aggressively working to attract and retain the best talent in the industry, and is partnering with suppliers to ensure appropriate management of costs and lead-times for key items.

The Company expects to deploy its first newbuild Nyx Clean Fleet® in the second quarter of 2022 and anticipates taking delivery of its next three newbuild Nyx Clean Fleets® by mid Q4 2022.  We expect to average 6 to 7 active fleets for Q2 2022.

First Quarter 2022 Financial Summary

Revenue for the first quarter of 2022 increased 6% to $41.2 million versus $38.9 million in the fourth quarter of 2021, driven by an increase in activity levels and improved pricing.  U.S. Well Services averaged 4.7 active fleets during the quarter, as compared to 5.0 for the fourth quarter of 2021.  Utilization of the Company’s active fleets averaged 94% during the first quarter of 2022, resulting in a fully-utilized equivalent of 4.4 fleets.  This compares to 82% utilization and a fully-utilized equivalent of 4.1 fleets for the fourth quarter of 2021.

Costs of services, excluding depreciation and amortization, for the first quarter of 2022 decreased to $40.7 million from $41.4 million during the fourth quarter of 2021, driven by lower personnel and trucking costs, as well as reduced costs for consumables such as sand and chemicals due to customer self-sourcing.  These cost reductions were partially offset by higher costs related to power generation rental services.

Selling, general and administrative expense (“SG&A”) increased to $8.4 million in the first quarter of 2022 from $6.8 million in the fourth quarter of 2021.  Excluding stock-based compensation, SG&A in the first quarter of 2022 was $6.6 million compared to $5.0 million in the fourth quarter of 2021. This sequential increase was primarily attributable to an increase in personnel costs and professional fees.

Net loss attributable to the Company increased sequentially to $25.7 million in the first quarter of 2022 from $22.7 million in the fourth quarter of 2021.  Adjusted EBITDA increased to $(3.5) million in the first quarter of 2022 from $(7.9) million in the fourth quarter of 2021.  Annualized Adjusted EBITDA per fully-utilized fleet for the first quarter of 2022 was $(3.2) million.(1)

Operational Highlights

U.S. Well Services exited the first quarter of 2022 with six active frac fleets, which includes all five of our Clean Fleets® as well as one legacy diesel fleet that was temporarily deployed to bridge a customer’s service needs until a newbuild Nyx Clean Fleet® can be delivered.   Four fleets were working in the Appalachian Basin, one fleet was in the Permian Basin and one fleet was working in the Rockies.

Balance Sheet and Capital Spending

As of March 31, 2022, total liquidity was $49.6 million, consisting of $41.1 million of cash and restricted cash on the Company’s balance sheet and $8.5 million of availability under the Company’s asset-backed revolving credit facility, and net debt was $243.4 million.

Maintenance capital expenditures, on an accrual basis, were $2.0 million for the first quarter of 2022.  Growth capital expenditures, on an accrual basis, were $10.3 million for the first quarter of 2022.  The Company expects to incur an additional $95 to $115 million of growth capital expenditures related to the buildout of its newbuild Nyx Clean Fleets® during the remainder of 2022.

Conference Call Information

The Company will host a conference call at 10:00 am Central / 11:00 am Eastern Time on Monday, May 16, 2022 to discuss financial and operating results for the first quarter of 2022 and recent developments. This call will also be webcast and an investor presentation will be available on U.S. Well Services’ website at https://ir.uswellservices.com/news-events/ir-calendar.  To access the conference call, please dial 201-389-0872 and ask for the U.S. Well Services call at least 10 minutes prior to the start time or listen to the call live over the Internet by logging on to the Company’s website from the link above.  A telephonic replay of the conference call will be available through May 23, 2022 and may be accessed by calling 201-612-7415 using passcode 13729640#.  A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About U.S. Well Services, Inc.

U.S. Well Services, Inc. is a leading provider of pressure pumping services and a market leader in electric pressure pumping. The Company’s patented electric pressure pumping technology provides one of the first fully electric, mobile well stimulation systems powered by locally supplied natural gas including field gas sourced directly from the wellhead. The Company’s electric pressure pumping technology dramatically decreases emissions, sound pollution and truck traffic while generating exceptional operational efficiencies including significant customer fuel cost savings versus conventional diesel fleets. For more information visit: www.uswellservices.com.  The information on our website is not part of this release.

Forward Looking Statements

The information above includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein, including among other things, industry activity levels and pricing for the Company's services, anticipated delivery dates for the Company's Nyx Clean Fleets®, availability under the Company's credit facilities, availability of workable equipment, experienced crews, and materials used in pressure pumping operations, the Company's financial position and prospects and liquidity, the Company's ability to identify, evaluate and complete any capital markets or strategic alternative, the Company's business strategy and objectives for future operations, results of discussions with potential customers, potential new contract opportunities and planned construction, the potential term of existing customer contracts, deployment and operation of fleets, are forward-looking statements. These forward-looking statements may be identified by their use of terms and phrases such as "may," "expect," "believe," "intend," "estimate," "project," "plan," "anticipate," "will," "should," "could," and similar terms and phrases. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. These forward-looking statements represent the Company's current expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are subject to certain risks, including the impact of our transition from the diesel pressure pumping market on our liquidity and our ability to generate revenues and service our outstanding indebtedness for a period of time, the impact of epidemics, pandemics or other major public health issues, such as the COVID-19 coronavirus, the conflict between Russia and Ukraine and its potential impacts on global crude oil markets and our business, as well as the other risks, uncertainties and assumptions identified in this release or as disclosed from time to time in the Company's filings with the Securities and Exchange Commission (the "SEC"). Factors that could cause actual results to differ from the Company's expectations include changes in market conditions and other factors described in the Company's public disclosures and filings with the SEC, including those described under "Risk Factors" in its most recent annual report on Form 10-K and in its subsequently filed quarterly reports on Form 10-Q. As a result of these factors, actual results may differ materially from those indicated or implied by forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for us to predict all such factors.

-Tables to Follow   -

U.S. WELL SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for active fleets and per share amounts)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2022	2021	2021
Statement of Operations Data:
Revenue	$41,150	$76,258	$38,929
Costs and expenses:
Cost of services (excluding depreciation and amortization)	40,723	62,631	41,366
Depreciation and amortization	5,700	11,106	7,522
Selling, general and administrative expenses	8,372	7,390	6,832
Loss (gain) on disposal of assets	3,056	2,436	(11,786)
Loss from operations	(16,701)	(7,305)	(5,005)
Interest expense, net	(7,968)	(6,183)	(9,220)
Change in fair value of warrant liabilities	(746)	(7,151)	3,083
Loss on extinguishment of debt, net	(1,651)	-	(11,948)
Other income	1,321	29	346
Loss before income taxes	(25,745)	(20,610)	(22,744)
Income tax benefit	-	-	-
Net loss	(25,745)	(20,610)	(22,744)
Net loss attributable to noncontrolling interest	-	(44)	-
Net loss attributable to U.S. Well Services, Inc.	(25,745)	(20,566)	(22,744)
Dividends accrued on Series A preferred stock	(1,091)	(1,813)	(1,049)
Dividends accrued on Series B preferred stock	-	(711)	-
Deemed and imputed dividends on Series A preferred stock	-	(464)	-
Deemed dividends on Series B preferred stock	-	(4,168)	-
Net loss attributable to U.S. Well Services, Inc. common stockholders	$(26,836)	$(27,722)	$(23,793)

Net loss attributable to U.S. Well Services, Inc. stockholders per common share:
Basic and diluted (1)	$(0.45)	$(1.21)	$(0.46)
Weighted average common shares outstanding:
Basic and diluted (1)	59,766	22,565	51,607

Other Financial and Operational Data:
Capital Expenditures (2)	$12,347	$11,779	$9,579
Adjusted EBITDA (3)	$(3,540)	$11,508	$(7,922)
Average Active Fleets	4.7	10.0	5.0

(1) Prior periods have been adjusted to reflect the 1-for-3.5 reverse stock split on September 30, 2021.

(2) Capital expenditures presented above are shown on an accrual basis.

(3) Adjusted EBITDA is a Non-GAAP Financial Measure. See the tables entitled "Reconciliation and Calculation of Non-GAAP Financial and Operational Measures" below.

U.S. WELL SERVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

(unaudited)

	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$40,407	$6,384
Restricted cash	736	2,736
Accounts receivable (net of allowance for doubtful accounts of $0 as of March 31, 2022 and December 31, 2021, respectively)	22,602	25,743
Inventory, net	7,311	6,351
Assets held for sale	-	2,043
Prepaids and other current assets	9,723	18,748
Total current assets	80,779	62,005
Property and equipment, net	157,651	162,664
Operating lease right-of-use assets	1,411	-
Finance lease right-of-use assets	3,383	-
Intangible assets, net	12,258	12,500
Goodwill	4,971	4,971
Other assets	1,273	1,417
TOTAL ASSETS	$261,726	$243,557
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$29,875	$29,180
Accrued expenses and other current liabilities	13,796	16,842
Notes payable	4,311	2,320
Current portion of long-term debt	5,000	5,000
Current portion of equipment financing	3,425	3,412
Current portion of capital lease obligations	-	1,092
Current portion of operating lease liabilities	1,020	-
Current portion of finance lease liabilities	1,229	-
Total current liabilities	58,656	57,846
Warrant liabilities	4,307	3,557
Convertible senior notes	110,818	105,769
Long-term debt	153,192	167,507
Long-term equipment financing	4,252	5,128
Long-term capital lease obligations	-	2,112
Long-term operating lease liabilities	470	-
Long-term finance lease liabilities	2,311	-
Other long-term liabilities	7,067	6,875
Total liabilities	341,073	348,794
Commitments and contingencies
Mezzanine equity:
Series A Redeemable Convertible Preferred Stock, par value $0.0001 per share; 55,000 shares authorized; 19,610 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively; aggregate liquidation preference of $28,365 and $27,274 as of March 31, 2022 and December 31, 2021, respectively	24,957	23,866
Stockholders' deficit:
Class A Common Stock, par value of $0.0001 per share; 400,000,000 shares authorized; 77,066,612 shares and 53,148,952 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	8	5
Additional paid in capital	314,972	263,928
Accumulated deficit	(419,284)	(393,036)
Total Stockholders' deficit	(104,304)	(129,103)
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' DEFICIT	$261,726	$243,557

U.S. WELL SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(25,745)	$(20,610)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	5,700	11,106
Change in fair value of warrant liabilities	746	7,151
Loss on disposal of assets	3,056	2,436
Loss on extinguishment of debt, net	1,651	-
Share-based compensation expense	2,028	1,648
Other non-cash items	7,016	1,573
Changes in working capital	(1,897)	(14,320)
Net cash used in operating activities	(7,445)	(11,016)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(11,092)	(14,218)
Proceeds from sale of property and equipment and insurance proceeds from damaged property and equipment	17,250	6,393
Net cash provided by (used in) investing activities	6,158	(7,825)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	190	21,174
Repayments of revolving credit facility	(14,360)	(9,000)
Proceeds from issuance of long-term debt	-	3,004
Proceeds from issuance of long-term debt and warrants	21,500	-
Repayments of long-term debt	(17,772)	(1,250)
Proceeds from issuance of common stock and warrants in registered direct offering, net	22,730	-
Proceeds from issuance of common stock via the ATM Agreement, net	21,282	10,669
Other	(260)	7,227
Net cash provided by financing activities	33,310	31,824
Net increase in cash and cash equivalents and restricted cash	32,023	12,983
Cash and cash equivalents and restricted cash, beginning of period	9,120	5,262
Cash and cash equivalents and restricted cash, end of period	$41,143	$18,245

Non-GAAP Financial Measures

The Company reports its financial results in accordance with GAAP. The Company believes, however, that certain non-GAAP performance measures allow external users of its consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, to more effectively evaluate its operating performance and compare the results of its operations from period to period and against the Company’s peers without regard to the Company’s financing methods or capital structure. Additionally, the Company believes the use of certain non-GAAP measures highlights trends in the Company’s business that may not otherwise be apparent when relying solely on GAAP measures.

Reconciliation of Net Income to Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures and should not be considered as a substitute for net income (loss), operating income (loss) or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of the Company’s profitability or liquidity. The Company’s management believes EBITDA and Adjusted EBITDA are useful because they allow external users of its consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, to more effectively evaluate the Company’s operating performance, compare the results of its operations from period to period and against the Company’s peers without regard to the Company’s financing methods or capital structure and because it highlights trends in the Company’s business that may not otherwise be apparent when relying solely on GAAP measures. The Company believes EBITDA and Adjusted EBITDA are important supplemental measures of its performance that are frequently used by others in evaluating companies in its industry. Because EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income (loss) and may vary among companies, the EBITDA and Adjusted EBITDA measures that the Company presents may not be comparable to similarly titled measures of other companies.

The Company defines EBITDA as earnings before interest, income taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA excluding the following: impairments; litigation settlement; (gain) loss on disposal of assets; change in fair value of warrant liabilities; (gain) loss on extinguishment of debt; share-based compensation; and other items that the Company believes to be non-recurring in nature. The Company defines Adjusted EBITDA margin as Adjusted EBITDA as a percentage of Revenue.

U.S. WELL SERVICES, INC.

RECONCILIATION OF NET LOSS (GAAP) TO EBITDA AND ADJUSTED EBITDA (NON-GAAP)

(in thousands)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2022	2021	2021
Net loss	$(25,745)	$(20,610)	$(22,744)
Interest expense, net	7,968	6,183	9,220
Income tax benefit	-	-	-
Depreciation and amortization	5,700	11,106	7,522
EBITDA	(12,077)	(3,321)	(6,002)
Loss (gain) on disposal of assets (1)	3,056	2,436	(11,786)
Change in fair value of warrant liabilities (2)	746	7,151	(3,083)
Loss on extinguishment of debt, net (3)	1,651	-	11,948
Share-based compensation (4)	2,028	1,648	2,177
Fleet laydown and reactivation costs (5)	813	2,301	1,094
Severance, business restructuring, and market-driven costs (6)	-	1,144	36
Transaction related costs (7)	-	149	-
Replacement of damaged equipment (8)	243	-	(2,306)
Adjusted EBITDA	$(3,540)	$11,508	$(7,922)

(1) Represents net (gains) and losses on the disposal of property and equipment.

(2) Represents a non-cash change in fair value of warrant liabilities.

(3) Represents costs related to early debt repayments on the Senior Secured Term Loan.

(4) Represents non-cash share-based compensation.

(5) Represents costs related to the start-up, relocation and / or reactivation of pressure pumping fleets, as well as costs associated with exiting the diesel pressure pumping market.

(6) Represents restructuring costs, severance related to reductions in force and facility closures, and market driven-costs including COVID-19 testing for employees.

(7) Represents third-party professional fees and other costs related to strategic and capital markets transactions.

(8) Represents costs associated with demobilization and inspection of damaged equipment, as well as replacement rental equipment and services, which we intend to include in an insurance claim.